Exhibit 99.1

FOR IMMEDIATE RELEASE

Talecris Biotherapeutics Announces Fourth Quarter and Full Year 2009 Results

- Full Year 2009 Revenue Increases 11.6% to $1.53 Billion -

- Gross Margin Improves 540 bps to 41.2% Year-over-Year -

-Provides Full Year 2010 Financial Outlook-

Research Triangle Park, N.C. (February 23, 2010) —  Talecris Biotherapeutics Holdings Corp. (“Talecris”) (Nasdaq: TLCR) today announced its financial results for the three and twelve months ended December 31, 2009 and filed its 2009 Form 10-K with the U.S. Securities and Exchange Commission (SEC).

Fourth quarter 2009 net revenue declined 2.8% to $390.1 million from $401.4 million in the fourth quarter of 2008.  Higher revenues from Talecris’ principal products Gamunex®, Immune Globulin Intravenous (Human), 10% Caprylate/Chromatography Purified (IGIV) and Prolastin® Alpha-1 Proteinase Inhibitor (Human) (A1PI) as well as albumin in the fourth quarter of 2009 were offset by lower sales of intermediate products and contracted PPF powder as well as lower international sales of Koate® DVI Factor VIII (Human) compared to the fourth quarter of 2008.  Fourth quarter 2009 gross margin was 39.2% compared to 36.8% in the fourth quarter 2008.  Diluted earnings per share were $0.01 in the fourth quarter of 2009 compared to diluted earnings per share of $0.28 for the fourth quarter of 2008.  Talecris’ fourth quarter 2009 results included an after-tax charge of $26.3 million (or $0.21 per diluted share) for charges associated with the company’s debt refinancing transactions.  Total diluted shares outstanding were 125,025,013 for the fourth quarter of 2009 compared to diluted shares outstanding of 93,247,280 for the fourth quarter of 2008.

For the full year 2009, Talecris’ net revenue increased by $158.9 million or 11.6% to $1.53 billion compared to $1.37 billion for the prior year.  Diluted EPS for the full year 2009 was $1.50 compared to $0.71 for the full year 2008. The 2009 full year diluted EPS included the $48.8 million after-tax benefit of the CSL merger termination fee ($0.48 per diluted share) as well as the $26.3 million after-tax charge associated with the company’s debt refinancing transactions ($0.26 per diluted share). Total diluted shares outstanding were 102,514,363 for the full year 2009 compared to diluted shares outstanding of 92,761,800 for the full year of 2008.

“We were pleased to see higher revenues for Gamunex, our brand of IGIV, as well as Prolastin, our brand of alpha-1 proteinase inhibitor for the treatment of genetic emphysema, as compared to the 2008 fourth quarter,” said Lawrence D. Stern, Talecris’ chairman and chief executive officer.  “Fiscal 2009 marked significant progress in our vertical integration of our plasma supply which allowed us to satisfy the pent-up demand for Gamunex as reflected by our nearly $150 million year-over-year increase in Gamunex revenues. We expect long-term Gamunex volume growth in the 6% to 8% range particularly given that it is the first and only FDA approved product for the neurological treatment of chronic inflammatory demyelinating polyneuropathy or CIDP.”

“In the alpha-1 market, we have received FDA and Health Canada approval for our next generation product, Prolastin-C, which is a concentrated version that results in significantly shorter infusion time. Our enthusiasm for Plasmin, our thrombolytic or clot-buster therapy, continues as we enter our seventh and final Phase I dosing cohort for treatment of aPAO, or acute peripheral arterial occlusion. Additionally, our partnership with the State of North Carolina and Johnston County provides a solid foundation for the implementation of our capital expansion plans to drive the next leg of our future growth,” continued Mr. Stern.

	Three Months Ended
(in millions,	December 31,		Change
except per share amounts)	2009	2008	$	%
Net revenue	$390.1	$401.4	$(11.3)	(2.8)%

Gross margin	39.2%	36.8%	240 basis points

Income from operations	$57.4	$61.3	$(3.9)	(6.4)%

Net income	$1.4	$26.2	$(24.8)	(94.7)%

Diluted EPS	$0.01	$0.28	$(0.27)	(96.4)%

	Year Ended
(in millions,	December 31,		Change
except per share amounts)	2009	2008	$	%
Net revenue	$1,533.2	$1,374.3	$158.9	11.6%

Gross margin	41.2%	35.8%	540 basis points

Income from operations	$271.0	$198.6	$72.4	36.4%

Net income	$153.9	$65.8	$88.1	133.9%

Diluted EPS	$1.50	$0.71	$0.79	111.3%

Talecris’ Form 10-K is available on the SEC’s website at www.sec.gov and on Talecris’ website at http://ir.talecris.com

Discussion of Fourth Quarter Financial and Operating Results

Net revenue for the 2009 fourth quarter was $390.1 million compared to $401.4 million in the fourth quarter of 2008, a decrease of $11.3 million or 2.8%.  Gamunex IGIV revenue increased $1.8 million which consisted of $0.9 million in higher volumes, $0.1 million in favorable pricing and $0.8 million due to foreign exchange. Prolastin A1PI revenues increased $7.8 million, which consisted of $2.4 million in higher volumes, $2.6 million in favorable pricing and $2.8 million due to foreign exchange.  Albumin revenue also increased. These increases were offset primarily by lower sales of intermediate products, contracted PPF powder and Koate Factor VIII.

Gross profit was $152.9 million for the 2009 fourth quarter compared to $147.6 million in the fourth quarter 2008, representing an increase of $5.3 million or 3.6%.  This increase was primarily due to lower unabsorbed infrastructure and start-up costs related to Talecris Plasma Resources, Inc. (TPR), which is Talecris’ plasma collection platform, and higher Gamunex IGIV and Prolastin A1PI revenue.  This was partially offset by $8.2 million in project expenses as well as $7.7 million in higher inventory impairment provisions in the fourth quarter 2009 due to provision recoveries in the 2008 fourth quarter.  Unabsorbed TPR infrastructure and start-up costs declined by $10.9 million or 52.4% to $9.9 million for the fourth quarter 2009 compared to $20.8 million for the fourth quarter 2008.  Gross margin was 39.2% during the fourth quarter of 2009, an increase of 240 basis points from the gross margin of 36.8% for the 2008 fourth quarter.

Operating expenses for the fourth quarter 2009 of $95.5 million represented a $9.2 million increase over the $86.3 million incurred during the prior year period.  The increase was largely due to higher charitable donations of $7.6 million as well as expenses related to the expansion of the sales force and promotional activities related to the Gamunex IGIV CIDP indication in addition to Prolastin A1PI patient identification.  These increases were partially offset by reductions in share-based compensation and bonus expense.

Talecris realized operating income of $57.4 million during the 2009 fourth quarter, which represents a 6.4% decrease over the $61.3 million in operating income reported during the fourth quarter of 2008 primarily due to the higher charitable donations.  Operating margin was 14.7% in the 2009 fourth quarter compared to 15.3% in the 2008 fourth quarter.

Net interest expense was $13.0 million in the 2009 fourth quarter compared to $24.0 million in the prior year period, a decrease of $11.0 million primarily due to lower debt as a result of debt repayments with the net primary proceeds from Talecris’ initial public offering. Income tax expense during the fourth quarter of 2009 was favorable by $11.2 million compared to the fourth quarter of 2008 largely due to the effect of the $43.0 million in debt refinancing charges in the 2009 fourth quarter.

Net income was $1.4 million for the 2009 fourth quarter, including the after-tax charges of $26.3 million related to the Company’s debt refinancing transactions, which included the settlement and termination of our interest rate swap contracts and the write-off of deferred debt issuance costs associated with the termination of Talecris’ First and Second Lien Term Loans, compared to the $26.2 million in the fourth quarter of 2008.

Diluted EPS for the 2009 fourth quarter was $0.01, including a charge of approximately $0.21 per diluted share associated with the refinancing transactions, compared to $0.28 for the 2008 fourth quarter. Total diluted shares outstanding were 125,025,013 for the 2009 fourth quarter and 93,247,280 for the 2008 fourth quarter.

The 2009 fourth quarter EBITDA was $22.0 million, including a charge of $43.0 million related to Talecris’ refinancing transactions, compared with $67.6 million in the 2008 fourth quarter. Adjusted EBITDA was $76.9 million in the 2009 fourth quarter which represented a decrease of $8.5 million from the 2008 fourth quarter adjusted EBITDA of $85.4 million primarily due to higher operating expenses driven in part by higher charitable donations as well as expenses related to the sales force expansion.

Discussion of Full Year Financial and Operational Results

Net revenue was $1.53 billion for the full year 2009 compared to $1.37 billion during the full year 2008, representing an increase of $158.9 million or 11.6%.  The increase was mainly due to $148.6 million in higher Gamunex IGIV revenue, consisting of $117.0 million in higher volumes and $31.6 million in improved pricing, net of $1.7 million in unfavorable foreign exchange. The full year 2009 results also reflected $23.7 million in higher Fraction V sales and higher revenues related to Prolastin, intermediate products and Koate Factor VIII, partially offset by lower contracted PPF powder sales of $14.3 million. Our other net revenue declined $14.3 million primarily as a result of lower contracted services revenue of $7.3 million at the Melville facility.  Other 2008 net revenue included the recognition of $4.5 million of previously deferred revenue.

Gross profit during the full year 2009 totaled $632.1 million compared to $492.1 million during the full year 2008, an increase of $140.0 million or 28.4% driven primarily by higher Gamunex IGIV revenue, reduced unabsorbed TPR infrastructure and start-up costs, and $5.0 million in lower inventory impairment provisions. Unabsorbed TPR infrastructure and start-up costs decreased $54.5 million or 55.3% to $44.0 million in the full year 2009 compared to $98.5 million for the full year 2008. Gross margin was 41.2% during the full year 2009, an increase of 540 basis points from the gross margin of 35.8% for the full year 2008.

Operating expenses totaled $361.2 million for the full year 2009, a 23.0% increase over the $293.5 million incurred during the full year 2008.  The $67.6 million increase included $23.1 million in higher sales and marketing expenses largely due to the sales force expansion and increased marketing activities for the Gamunex IGIV CIDP indication and for Prolastin A1PI patient identification, $14.9 million in increased charitable donations, $8.0 million in legal expenses related to our internal FCPA investigation as well as increased R&D spending of $5.2 million.

Operating income during the full year 2009 was $271.0 million compared to $198.6 million during the full year 2008, representing an increase of $72.4 million or 36.4%.  Operating margin was 17.7% in the full year 2009 compared to 14.5% in the full year 2008.

Net interest expense was $74.5 million in the full year 2009 compared to $96.6 million in the prior year, a decrease of $22.1 million due largely to a decline in average outstanding borrowings as a result of debt repayments with the net primary proceeds from Talecris’ initial public offering.  Income tax expense during the full year 2009 was $75.0 million compared to $36.6 million during the full year 2008, representing an increase of $38.4 million primarily due to the increase in taxable income.

Net income for the full year 2009 was $153.9 million, including the after-tax income from the CSL merger termination fee of $48.8 million and after-tax charges related to Talecris’ refinancing transactions of $26.3 million, an increase of $88.1 million compared to net income of $65.8 million for the full year 2008.

Diluted EPS for the full year 2009 was $1.50, including income of $0.48 per diluted share related to the after-tax effect of the CSL merger termination fee and charges of $0.26 per diluted share related to the refinancing transactions, compared to $0.71 in the full year 2008.  Total diluted shares outstanding were

102,514,363 for the full year 2009 compared to diluted shares outstanding of 92,761,800 for the full year 2008.

EBITDA for the full year 2009 was $332.3 million, including income of $75.0 million related to the CSL merger termination fee and charges of $43.0 million related to the refinancing transactions, an increase of $112.6 million or 51.3% from $219.7 million in the full year 2008. Adjusted EBITDA rose to $447.3 million, including income of $75.0 million related to the CSL merger termination fee, in the full year 2009 compared to $287.8 million in the full year 2008, an increase of $159.5 million or 55.4%.

Full Year 2010 Outlook

Based on current business trends, Talecris expects full year 2010 revenues to be in the range of $1.62 billion to $1.65 billion.  Gross margin is anticipated to be in the range of 42.3% to 42.8% representing an increase of 160 basis points at the upper end of the range compared to full year 2009.  Operating margin is anticipated to increase in the range of 300 basis points compared to full year 2009.  Earnings per diluted share are estimated to be in the range of $1.42 to $1.50 based on a weighted average diluted share count of 130.0 million. The 2010 effective tax rate is expected to be 33.8%. Additionally, 2010 capital expenditures are estimated to be in the range of $180 million to $190 million driven primarily by new fractionation construction.

Recent Events

Talecris achieved a number of financial and commercial milestones in the fourth quarter of 2009 and since the conclusion of the fourth quarter.  These include:

•                  On October 21, 2009, Talecris successfully completed a $600 million private placement of 7.75% Senior Notes due 2016.  The unsecured notes were issued at a price of 99.321% of par resulting in a yield to maturity of 7.875%. The net proceeds of $583.9 million were used to repay the remaining principal and interest amounts under the First and Second Lien Term Loans of $295.5 million and $204.1 million, respectively, which were subsequently terminated, $55.6 million to repay principal under our amended Revolving Credit Facility, and $28.7 million to settle and terminate certain interest rate swap contracts;

•                  In October 2009, Talecris received U.S. FDA approval for its next generation A1PI product, Prolastin-C. A post-approval clinical trial was required as a condition for approval.  On February 15, 2010, Talecris also received approval from Health Canada for Prolastin-C A1PI.  Commercial production of Prolastin-C A1PI at our Clayton manufacturing facilities began in 2009 in support of the 2010 launch in the U.S. and Canada.

•                  Talecris is investigating Plasmin in a Phase I clinical trial designed to assess its ability to treat PAO, a condition in which arterial blood flow to the extremities, usually the legs, is blocked by a clot. The Company is currently in its seventh and final dosing cohort in Phase I and has begun to design a Phase II trial.

•                  The Company has received approval to proceed with the proof of concept trial for Plasmin to treat ischemic stroke in six countries with the first patient enrolled.

•                  On February 5, 2010, Talecris was granted orphan drug designation by the U.S. FDA for the development of an aerosol formulation of A1PI to treat congenital alpha 1- antitrypsin (AAT) deficiency.  AAT deficiency is a chronic, hereditary condition that increases the risk of certain diseases, particularly emphysema.  Currently, there are no approved, inhaled treatments available for the treatment of AAT.  Talecris received a similar orphan drug designation for the aerosolized form of A1PI from the European Commission in June of 2008.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures including EBITDA and adjusted EBITDA.  For a description of these non-GAAP financial measures, including the reasons management uses these measures, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “Non-GAAP Financial Measures,” in Exhibits B and C.

Conference Call and Webcast Information

Talecris will hold a conference call on Wednesday, February 24, 2010, at 8:30 a.m. (EST) to discuss the company’s results, outlook and related matters.  The conference call dial in number is 1-888-713-4217 (domestic) or 1-617-213-4869 (international), passcode number 24876172.  To ensure timely access, please dial into the call approximately 10 minutes before it is scheduled to begin.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Talecris’ website, http://ir.talecris.com.

For those unable to listen to the live broadcast, a replay will be available on http://ir.talecris.com or by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), pass code number 66844951, beginning approximately two hours after the event and for up to seven days after the event.

Cautionary statement regarding forward-looking statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, quotations from management, statements regarding strategic and operation plans, expected charges, pro forma financial information and all statements under the heading “Full Year 2010 Outlook.”  Forward-looking statements are based on current beliefs and expectations and are subject to inherent risks and uncertainties.  You are cautioned not to place undue reliance on forward-looking statements.  Although Talecris believes that the forward-looking statements contained in this press release are reasonable, there is no assurance that expectations will be fulfilled.

The following factors, among others, could cause actual results to differ materially from those expressed or implied in forward-looking statements: possible U.S. legislation, legal proceedings or regulatory action affecting, among other things, the U.S. healthcare system, pharmaceutical pricing and reimbursement, including Medicaid and Medicare; our ability to procure adequate quantities of plasma and other materials which are acceptable for use in our manufacturing processes from our own plasma collection centers or from third-party vendors; our ability to maintain compliance with government regulations and licenses, including those related to plasma collection, production and marketing; our ability to identify growth opportunities for existing products and our ability to identify and develop new product candidates through our research and development activities; and the timing of, and our ability to, obtain and/or maintain regulatory approvals for new product candidates, the rate and degree of market acceptance, and the clinical utility of our products; unexpected shut-downs of our manufacturing and storage facilities or delays in opening new planned facilities; and other risks identified in the company’s most recent filing on Form 10-K and other Securities and Exchange Commission filings, all of which are available on the company’s website.  Talecris undertakes no duty to update any forward-looking statement.

Exhibits

Earnings Per Share (Exhibit A)

Non-GAAP Financial Measures (Exhibit B)

Non-GAAP Net Income and Reconciliation to U.S. GAAP Net Income (Exhibit C)

About Talecris Biotherapeutics: Inspiration. Dedication. Innovation.

Talecris Biotherapeutics is a global biotherapeutic and biotechnology company that discovers, develops and produces critical care treatments for people with life-threatening disorders in a variety of therapeutic areas including immunology, pulmonology, neurology, critical care, and hemostasis.

Contact:

Investor Relations

Talecris Investor Relations

Drayton Virkler, 919-316-2356

drayton.virkler@talecris.com

Or

Corporate Communications

Talecris Corporate Communications

Becky Levine, 919-316-6590

becky.levine@talecris.com

Talecris Biotherapeutics Holdings Corp.

Consolidated Income Statements

(in thousands, except per share amounts)

	(Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Net revenue:
Product	$384,877	$391,660	$1,507,754	$1,334,550
Other	5,236	9,752	25,455	39,742
Total	390,113	401,412	1,533,209	1,374,292
Cost of goods sold	237,202	253,796	901,077	882,157
Gross profit	152,911	147,616	632,132	492,135
Operating expenses:
Selling, general and administrative	76,016	68,494	289,929	227,524
Research and development	19,495	17,774	71,223	66,006
Total	95,511	86,268	361,152	293,530
Income from operations	57,400	61,348	270,980	198,605
Other non-operating (expense) income
Interest expense, net	(13,046)	(24,013)	(74,491)	(96,640)
Merger termination fee	—	—	75,000	—
Loss on extinguishment of debt	(43,033)	—	(43,033)	—
Equity in earnings of affiliate	145	179	441	426
Total	(55,934)	(23,834)	(42,083)	(96,214)
Income before income taxes	1,466	37,514	228,897	102,391
Provision for income taxes	(94)	(11,310)	(75,008)	(36,594)
Net income	1,372	26,204	153,889	65,797
Less dividends to preferred stockholders and other non-common stockholders’ charges	—	(3,725)	(11,744)	(14,672)
Net income available to common stockholders	$1,372	$22,479	$142,145	$51,125

Net income per common share:
Basic	$0.01	$19.40	$4.56	$39.01

Diluted	$0.01	$0.28	$1.50	$0.71

Talecris Biotherapeutics Holdings Corp.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$65,239	$16,979
Accounts receivable, net of allowances of $3,461 and $2,020, respectively	136,978	148,417
Inventories	644,054	581,720
Deferred income taxes	88,652	76,587
Prepaid expenses and other	31,466	43,552
Total current assets	966,389	867,255
Property, plant, and equipment, net	267,199	213,251
Investment in affiliate	1,935	1,719
Intangible assets, net	10,880	7,204
Goodwill	172,860	135,800
Deferred income taxes	5,848	33,353
Other	19,894	48,817
Total assets	$1,445,005	$1,307,399

Liabilities, Obligations Under Common Stock Put/Call Option, Redeemable Preferred Stock, and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$71,046	$54,903
Accrued expenses and other liabilities	170,533	167,377
Current portion of long-term debt and capital lease obligations	740	7,341
Total current liabilities	242,319	229,621
Long-term debt and capital lease obligations	605,267	1,194,205
Other	15,265	60,344
Total liabilities	862,851	1,484,170
Commitments and contingencies
Obligations under common stock put/call option	—	29,419
Redeemable series A and B preferred stock; $0.01 par value, 40,000,010 shares authorized; 0 and 1,192,310 shares issued and outstanding, respectively	—	110,535
Stockholders’ equity (deficit):
Common stock, $0.01 par value; 400,000,000 shares authorized; 122,173,274 and 2,856,288 shares issued and outstanding, respectively	1,212	—
Additional paid-in capital	767,032	47,017
Accumulated deficit	(186,446)	(340,335)
Accumulated other comprehensive income (loss), net of tax	356	(23,407)
Total stockholders’ equity (deficit)	582,154	(316,725)
Total liabilities, obligations under common stock put/call option, redeemable preferred stock, and stockholders’ equity (deficit)	$1,445,005	$1,307,399

Talecris Biotherapeutics Holdings Corp.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income	$153,889	$65,797
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,936	20,269
Amortization of deferred loan fees and debt discount	3,785	3,764
Share-based compensation expense	47,546	38,707
Amortization of deferred compensation	5,714	5,922
Write-off of unamortized debt issuance costs	12,141	—
Asset impairment	3,061	4,282
Provision for doubtful receivables and advances	2,858	4,978
Recognition of previously deferred revenue	(230)	(4,784)
Equity in earnings of affiliate	(441)	(426)
Loss on disposal of property, plant, and equipment	1,196	48
Decrease (increase) in deferred tax assets	1,215	(5,488)
Excess tax benefits from share-based payment arrangements	(13,406)	—
Changes in assets and liabilities, excluding the effects of business acquisitions:
Accounts receivable	8,575	(26,894)
Inventories	(57,452)	(92,856)
Prepaid expenses and other assets	7,987	(15,823)
Accounts payable	16,143	16,594
Accrued expenses and other liabilities	14,877	20,881
Interest payable	(2,239)	(1,957)
Net cash provided by operating activities	234,155	33,014

Cash flows from investing activities:
Purchase of property, plant, and equipment	(75,163)	(86,212)
Business acquisitions, net of cash acquired	(30,431)	(10,272)
Financing arrangements with third party suppliers, net of repayments	744	(16,335)
Net proceeds from disposals of property, plant, and equipment	7	880
Dividends from affiliate	225	—
Net cash used in investing activities	(104,618)	(111,939)

Cash flows from financing activities:
Borrowings under Revolving Credit Facility	1,201,749	1,430,092
Repayment of borrowings under Revolving Credit Facility	(1,381,690)	(1,363,188)
Repayment of borrowings under term loans	(1,016,000)	(7,000)
Repayment of capital lease obligations	(574)	(1,192)
Proceeds from issuance of 7.75% Notes	600,000	—
Discount on 7.75% Notes	(4,074)	—
Financing transaction costs	(14,879)	—
Proceeds from initial public offering, net of issuance costs	519,749	—
Costs related to initial public offering	(2,557)	—
Repurchases of common stock	(4,183)	(36,118)
Proceeds from exercises of stock options	7,581	—
Excess tax benefits from share-based payment arrangements	13,406	—
Net cash (used in) provided by financing activities	(81,472)	22,594
Effect of exchange rate changes on cash and cash equivalents	195	(157)
Net increase (decrease) in cash and cash equivalents	48,260	(56,488)
Cash and cash equivalents at beginning of year	16,979	73,467
Cash and cash equivalents at end of year	$65,239	$16,979

Exhibit A: Earnings Per Share

The following table illustrates the calculation of our basic earnings per common share outstanding for the periods presented:

	(Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Net income	$1,372	$26,204	$153,889	$65,797
Less:
Series A preferred stock undeclared dividends	—	(3,046)	(9,602)	(11,745)
Series B preferred stock undeclared dividends	—	(679)	(2,142)	(2,619)
Accretion of common stock put option	—	—	—	(308)
Net income available to common stockholders	$1,372	$22,479	$142,145	$51,125

Weighted average common shares outstanding	118,168,680	1,158,928	31,166,613	1,310,448

Basic net income per common share	$0.01	$19.40	$4.56	$39.01

Pro forma basic income per common share (unaudited):
Numerator:
Net income	$1,372		$153,889
Interest expense adustment due to debt repayment	(1,103)		5,555
Numerator for pro forma basic income per common share	$269		$159,444

Denominator:
Shares used above	118,168,680		31,166,613
Pro forma adjustments to reflect assumed weighted average effect of:
Conversion of series A preferred stock			53,654,795
Conversion of series B preferred stock			10,318,354
Shares issued for preferred stock dividend			1,774,743
Newly issued shares for IPO	1,573,227		22,047,585
Denominator for pro forma basic income per common share	119,741,907		118,962,090

Pro forma basic income per common share (unaudited)	$0.00		$1.34

The pro forma earnings per common share calculations reflect an adjustment to net income for reduced interest expense for the year ended December 31, 2009 as if the net primary proceeds to us from our IPO had been applied to repay our debt at the beginning of 2009, net of interest rate differences from the bond refinancing.  The pro forma earnings per common share calculations reflect an adjustment to net income for increased interest expense for the quarter ended December 31, 2009 as if the bond refinancing at a higher average interest rate had been applied at the beginning of October 2009.  The pro forma adjustment to the denominator reflects the impacts for the issuance of common shares to convert preferred stock, settle accrued dividends on preferred stock, and complete the IPO as if these events occurred at the beginning of the periods presented.

The following table illustrates the calculation of our diluted earnings per common share outstanding for the periods presented:

	(Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Net income	$1,372	$26,204	$153,889	$65,797
Less accretion of common stock put option	—	—	—	(308)
Net income available to common stockholders	$1,372	$26,204	$153,889	$65,489

Weighted average common shares outstanding	118,168,680	1,158,928	31,166,613	1,310,448
Plus incremental shares from assumed conversions:
Series A preferred stock	—	72,000,000	53,654,795	72,000,000
Series B preferred stock	—	13,846,320	10,318,354	13,846,320
Stock options and restricted shares	6,856,333	6,242,032	7,374,601	5,605,032
Dilutive potential common shares	125,025,013	93,247,280	102,514,363	92,761,800

Diluted net income per common share	$0.01	$0.28	$1.50	$0.71

Pro forma diluted income per common share (unaudited):
Numerator:
Net income	$1,372		$153,889
Interest expense adjustment due to debt repayment	(1,103)		5,555
Numerator for pro forma diluted income per common share	$269		$159,444

Denominator:
Shares used above	118,168,680		31,166,613
Pro forma adjustments to reflect assumed weighted average effect of:
Conversion of series A preferred stock			53,654,795
Conversion of series B preferred stock			10,318,354
Shares issued for preferred stock dividend			1,774,743
Newly issued shares for IPO	1,573,227		22,047,585
Stock options and restricted shares	6,856,333		7,374,601
Denominator for pro forma diluted income per common share	126,598,240		126,336,691

Pro forma diluted income per common share (unaudited)	$0.00		$1.26

The pro forma earnings per common share calculations reflect an adjustment to net income for reduced interest expense for the year ended December 31, 2009 as if the net primary proceeds to us from our IPO had been applied to repay our debt at the beginning of 2009, net of interest rate differences from the bond refinancing.  The pro forma earnings per common share calculations reflect an adjustment to net income for increased interest expense for the quarter ended December 31, 2009 as if the bond refinancing at a higher average interest rate had been applied at the beginning of October 2009.  The pro forma adjustment to the denominator reflects the impacts for the issuance of common shares to convert preferred stock, settle accrued dividends on preferred stock, and complete the IPO as if these events occurred at the beginning of the periods presented.

Exhibit B: Non-GAAP Financial Measures

We believe that a meaningful analysis of our historical operating performance is enhanced by the use of adjusted EBITDA, a supplemental non-GAAP operating performance measure utilized by our management in the day to day operation of our business, our compensation committee in determining incentive compensation and vesting of performance-based stock options, and the lenders under our Revolving Credit Facility in determining compliance with the Leverage Ratio financial covenant.  The lenders under our 7.75% Notes use a similar measure referred to as Consolidated Cash Flow to determine compliance with the Fixed Charge Coverage Ratio.  We believe that analysts and investors will also use adjusted EBITDA as a supplemental measure to evaluate our operating performance across historical periods and to compare our historical operating performance to other companies in our industry, as well as to determine our valuation, and our ability to service debt.  Adjusted EBITDA is a financial measure that is not defined by accounting principles generally accepted in the U.S. (U.S. GAAP).  Adjusted EBITDA should not be considered a substitute for any performance measure determined in accordance with U.S. GAAP.   We do not rely solely on adjusted EBITDA as a performance measure and also consider our U.S. GAAP results.  Because adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to similarly titled measures used by other companies.  To properly and prudently evaluate our business, we encourage you to also review the U.S. GAAP financial statements included elsewhere in this press release, and not to rely on any single financial measure to evaluate our business. Adjusted EBITDA has material limitations as an analytical tool and you should not consider this measure in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP.  Additional information regarding our use of adjusted EBITDA is included in our Form 10-K filed with the SEC on February 23, 2010, which is available on the SEC’s website at www.sec.gov and our website at http://ir.talecris.com.

In the following table, we have presented a reconciliation of EBITDA and adjusted EBITDA, as defined in our Revolving Credit Facility and Consolidated Cash Flow as defined under our 7.75% Notes, to the most comparable U.S. GAAP measure, net income:

	(Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Net income	$1,372	$26,204	$153,889	$65,797
Interest expense, net (a)	13,046	24,013	74,491	97,040
Income tax provision (b)	94	11,310	75,008	36,594
Depreciation and amortization (c)	7,533	6,103	28,936	20,269
EBITDA	22,045	67,630	332,324	219,700
Management fees (d)	—	2,007	5,715	6,871
Non-cash share-based compensation expense (e)	7,921	10,609	47,546	38,707
Special recognition bonus expense (f)	1,458	1,602	6,310	6,622
Loss on extinguishment of debt (g)	43,033	—	43,033	—
Equity in earnings of affiliate (h)	(145)	(179)	(441)	(426)
Loss (gain) on disposal of property, plant, and equipment (i)	317	(756)	1,196	48
Asset impairment charges, net of recoveries (j)	1,313	657	1,180	10,096
Retention bonus awards (k)	826	3,867	9,136	5,593
Other (l)	127	3	1,284	605
Adjusted EBITDA as defined per Revolving Credit Facility	76,895	85,440	447,283	287,816
Merger termination fee (m)	—	—	(75,000)	—
Consolidated Cash Flow as defined per 7.75% Notes	$76,895	$85,440	$372,283	$287,816

(a)          Represents interest expense associated with our debt structure.  Through the third quarter of 2009, our debt structure consisted of facilities totaling $1.355 billion, including our $700 million First Lien Term Loan, $330 million Second Lien Term Loan, and $325 million Revolving Credit Facility, as well as our interest rate cap and swap contracts.  As a result of our IPO and refinancing transactions during October 2009, we reduced our credit facilities to $925 million, consisting of our $600 million 7.75% Notes and $325 million Revolving Credit Facility.  We also settled and terminated our interest rate swap contracts.

(b)         Represents our income tax provision as presented in our consolidated income statements.

(c)          Represents depreciation and amortization expense associated with our property, plant, and equipment, and all other intangible assets.

(d)         Represents the advisory fees paid to Talecris Holdings, LLC, under the Management Agreement, as amended.  This agreement was terminated in connection with our IPO.

(e)          Represents our non-cash share-based compensation expense associated with stock options restricted stock, and restricted stock units.

(f)            Represents compensation expense associated with special recognition bonus awards granted to certain of our employees and senior executives.  These awards were granted to reward past performance and were provided to these individuals in recognition of the extraordinary value realized by us and our stockholders due to the efforts of such individuals since inception of our operating activities on April 1, 2005.  While the awards included deferred distributions for employee retention, we do not anticipate granting similar awards in the future.

(g)         Represents charges to write-off previously capitalized financing charges associated with our First and Second Lien Term Loans as a result of their repayment and termination as well as costs associated with the settlement and termination of our interest rate swap contracts.

(h)         Represents non-operating income associated with our investment in Centric, which we believe are not part of our core operations.

(i)             Represents net losses (gains) on disposals of our property, plant, and equipment, which we believe are not part of our core operations.

(j)             For the year ended December 31, 2009, the amount represents $3.1 million of charges related primarily to capital lease assets and leasehold improvements, offset by inventory impairment recoveries of $1.9 million related to our 2008 plasma center cGMP issue.  For the year ended December 31, 2008, the amount represents an inventory impairment charge, net of recoveries of $5.8 million due to our plasma center cGMP issue, an impairment charge of $3.6 million related primarily to capital lease assets and leasehold improvements, and other long-lived asset impairment charges of $0.7 million.  For the fourth quarter of 2009, the amount represents $2.0 million of charges related primarily to capital lease assets and leasehold improvements, offset by inventory impairment recoveries of $0.7 million related to our 2008 plasma center cGMP issue. For the fourth quarter of 2008, the amount represents an impairment charge of $3.6 million related primarily to capital lease assets and leasehold improvements, and other long-lived asset impairment charges of $0.5 million offset by inventory impairment recoveries of $3.4 million due to our plasma center cGMP issue.

(k)          Represents merger related retention expenses, including fringe benefits, related to our terminated merger agreement with CSL.

(l)             For the year ended December 31, 2009, the amount represents $1.3 million of costs related to our October 1, 2009 IPO.  For the year ended December 31, 2008, represents $0.9 million of costs related to the initial public offering that was discontinued during 2008, partially offset by insurance recoveries of $0.3 million.

(m)       For the year ended December 31, 2009, the amount includes a $75.0 million merger termination fee that we received from CSL in connection with the termination of our definitive merger agreement.

Exhibit C: Non-GAAP Net Income and Reconciliation to U.S. GAAP Net Income

Our U.S. GAAP financial results for the three months ended December 31, 2009 include the impact of charges related to our refinancing transactions.  Our U.S. GAAP financial results for the year ended December 31, 2009 include the impact of charges related to our refinancing transactions, as well as non-operating income related to the CSL merger termination fee.  These items impacted our U.S. GAAP financial results as follows:

Three Months Ended December 31, 2009

(in thousands, except per share amounts)

		Income Tax		Diluted Earnings
	Pre-Tax	Expense		Per
	Amount	(Benefit)	Net Income	Common Share
U.S. GAAP	$1,466	$94	$1,372	$0.01
Less specific items:
Write off of deferred debt issuance costs	12,141	(4,711)	7,430	0.06
Loss on extinguishment of interest rate swap contracts	30,892	(11,986)	18,906	0.15
Excluding specific items	$44,499	$(16,603)	$27,708	$0.22

Year Ended December 31, 2009

(in thousands, except per share amounts)

		Income Tax		Diluted Earnings
	Pre-Tax	Expense		Per
	Amount	(Benefit)	Net Income	Common Share
U.S. GAAP	$228,897	$75,008	$153,889	$1.50
Less specific items:
Merger termination fee	(75,000)	26,250	(48,750)	(0.48)
Write off of deferred debt issuance costs	12,141	(4,711)	7,430	0.07
Loss on extinguishment of interest rate swap contracts	30,892	(11,986)	18,906	0.19
Excluding specific items	$196,930	$84,561	$131,475	$1.28

We believe that a meaningful analysis of our financial results for the three months and year ended December 31, 2009 is enhanced by the use of non-GAAP net income and EPS excluding the specific items in the table above.

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